Contacts: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202 Noonan/ Russo Mark Vincent 212-845-4239

FOR IMMEDIATE RELEASE

Barrier Therapeutics Acquires U.S. and Canadian Rights to
SOLAGÉ® Topical Solution

-Barrier to Immediately Begin Commercializing FDA Approved Combination Prescription Product
for Solar Lentigines–

Princeton, NJ, February 7, 2005—Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing products in the field of dermatology, today announced the acquisition of the U.S. and Canadian rights to SOLAGÉ® (mequinol 2%, tretinoin 0.01%) Topical Solution from Moreland Enterprises Limited.

Under the terms of the acquisition, Barrier made an initial cash payment of $3 million and will make future payments totaling up to an additional $2 million, depending upon future sales of the product. Under the agreement, Barrier is being assigned all U.S. and Canadian marketing authorizations, patents, and trademarks for the product and is purchasing all existing inventory. The patent rights include U.S. and Canadian patents covering SOLAGÉ’s pharmaceutical composition and methods of use until 2010.

SOLAGÉ was launched by Galderma Laboratories in 2003 and marketed by Galderma until the product’s sale to Moreland in December 2004. Through a separate transaction, Galderma and Barrier have entered into a distribution agreement under which Galderma will provide distribution services and logistical support for the product during a transition period.

“Select product acquisitions to expand Barrier’s portfolio are part of our business strategy,” stated Al Altomari, Chief Commercial Officer for Barrier Therapeutics. “The criteria for potential acquisitions include that the products have patent protection, complement our existing portfolio, and have brand equity with the dermatology community. We are excited about the acquisition of SOLAGÉ, as it satisfies each of these criteria.”

About SOLAGÉ
SOLAGÉ contains two active ingredients, mequinol and trentinoin. In the U.S., the product is indicated for the treatment of solar lentigines, while the Canadian indication is somewhat broader and includes use for related hyperpigmented lesions as well. Solar Lentigines is a common condition also known as “age spots” or “liver spots”. According to published reports, they are very common in light skinned individuals and appear in as many as 90% of those over the age of 60 and 20% of those under age 35. Therefore, Barrier estimates that more than 20 million people in the U.S. have this condition. Currently, SOLAGÉ is the only combination product approved in the U.S. for the treatment of solar lentigines.

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Barrier Therapeutics Acquires U.S. and Canadian Rights to SOLAGÉ® Topical Solution

About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company has eight product candidates in various stages of clinical development. The four most advanced product candidates are in Phase 3 clinical development for the treatment of diaper dermatitis complicated by candidiasis, seborrheic dermatitis, fungal infections, including vaginal candidiasis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has a wholly owned subsidiary in Geel, Belgium.

Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding any future purchase price payments. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the future sales of the product and general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in the registration statement on Form S-1, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

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